EXHIBIT 10.3

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is entered into as of August 12, 2015, by and between Mount Tam Biotechnologies, Inc., a Delaware corporation (the “Company”), Timothy Powers, an individual (“Executive”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement (as defined in the Recitals below).

RECITALS:

WHEREAS, reference is made to that certain Employment Agreement dated as of January 2, 2015 (the “Agreement”), by and between the Company and Executive, pursuant to which the Company currently employs Executive as Vice President, Research and Development; and

WHEREAS, in connection with the resignation by Stelios Tzannis as Chief Executive Officer of the Company, the Company desires to appoint Executive to such position, which appointment Executive desires to accept, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual agreements herein contained and for other good and valuable consideration, the parties hereto agree as follows:

1.             Amendments. The parties hereto hereby agree that the Agreement is amended as follows:

1.1           Section 2 of the Agreement is hereby amended and restated in its entirety as follows:

“Responsibilities. Subject to the terms of this Agreement, Employee is hereby employed in the position of Chief Executive Officer, and shall perform the functions and responsibilities of that position. Employee shall report directly to the Company’s Board of Directors. The Company may assign additional or different duties to Employee, and Employee’s position, job description, duties and responsibilities may be modified from time to time at the sole discretion of the Company. Employee shall devote the whole of Employee’s professional time, attention and energies to the performance of Employee’s responsibilities under this Agreement. While employed by the Company, Employee will not, without the prior written consent of the Company, provide services to or assist in any manner any business or third party which competes with the current or planned business of the Company.”

1.2           Section 3.2 of the Agreement is hereby amended and restated in its entirety as follows:

“Stock Options/Restricted Stock. Contingent on approval by the Company’s Board of Directors, Employee will be granted standard-form options to purchase 435,000 shares of the Company’s stock option plan that will vest over four years. One fourth of the total option amount shall vest upon the successful completion of twelve months of service. The remaining options shall vest pro-rata over the following three years in accordance with the terms of the Option Agreement evidencing the grant.”

2.             Conflicts. Except as expressly set forth in this Amendment, the terms and provisions of the Agreement shall continue unmodified and in full force and effect. In the event of any conflict between this Amendment and the Agreement, this Amendment shall control.

3.             Governing Laws. This Amendment shall be governed and construed under the laws of the State of California, and shall be binding on and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

4.              Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. A facsimile or other electronic transmission of this signed Amendment shall be legal and binding on all parties hereto.

(Signature Page Follows)

[Signature Page to Amendment]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

EXECUTIVE:	COMPANY:

MOUNT TAM BIOTECHNOLOGIES, INC.

By:
Timothy Powers	Name:
Title:

-3-